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                                                                    Exhibit 23.2


                         INDEPENDENT AUDITORS' CONSENT
                         -----------------------------


The Board of Directors
Syntroleum Corporation:

We consent to incorporation by reference in the Registration Statement on Form S-8 of Syntroleum Corporation of our report dated February 20, 1998, relating to the consolidated balance sheets of SLH Corporation as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 1997, which reports appear in the 1997 annual report on Form 10-K of SLH Corporation and to all references to our Firm included in the Registration Statement on Form S-8 and the related prospectuses.


                                         KPMG Peat Marwick LLP

Kansas City, Missouri
September 24, 1998